CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cimpress plc of our report dated August 5, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cimpress plc’s Annual Report on Form 10-K for the year ended June 30, 2022.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 6, 2022